Exhibit 99.1

FOR IMMEDIATE RELEASE

China Carbon Graphite Announces Results for the Fiscal Year Ended December 31, 2012

INNER MONGOLIA, China, April 17, 2013 -- China Carbon Graphite Group, Inc. (OTCBB: CHGI.OB - News) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today announced its financial results for the year ended December 31, 2012.

Fiscal Year (FY) 2012 Highlights:

●	Sales decreased 37%, from $49.8 million in FY 2011 to $31.5 million in FY 2012.
●	Gross profit dropped by 41%, from $11.6 million in FY 2011 to $6.8 million in FY 2012.
●	Net income reduced by 220%, from a gain of $3.0 million in FY 2011 to a loss of $3.6 million in FY 2012.

“In 2012, one of our largest accomplishments was to successfully expand our production capacity from 30,000 tons to 60,000 tons, reflecting our stronger leadership in China’s synthetic graphite market.”, said Donghai Yu, Chief Executive Officer of China Carbon.“The new production facilities are specializing in the manufacture of high margin synthetic graphite products, including the ultra-high graphite electrodes with a diameter ranging from 600 to 800 millimeters, along with existing fine grain and high-purity graphite products. I am glad to see, in 2012, we had completed a significant transition from a low grade carbon graphite producer to be China’s top highly sophisticated, high purity synthetic graphite manufacturer”

“Our sales in 2012 decreased 37% from year 2011, severely affected by the downturn of China’s steel industry. To minimize the negative effect caused by some of the depressed downstream industries, our management has been relocating most of our resources on producing high purity graphite products which are heavily used by other fast growing markets such as automobile, aviation and defense industry. I believe, in 2013, we will improve our profits by adding more market share in these high end industries. ”

Fiscal Year 2012 & Fourth Quarter 2012 Financial Results

Sales.
During the year ended December 31, 2012, we had sales of $31,482,852, compared to sales of $49,846,744 for the year ended December 31, 2011, a decrease of $18,363,892, or approximately 36.8%. Sales decrease was mainly attributable to a significant decrease in the demand for our products during the year ended December 31, 2012, resulting from the struggle of steel companies.

Cost of goods sold; gross margin.
Our cost of goods sold consists of raw materials, utilities, labor, and depreciation expenses in our manufacturing facilities. During the year ended December 31, 2012, our cost of goods sold was $24,707,625, compared to $38,261,812 for the year ended December 31, 2011, a decrease of $13,554,187, or approximately 35.4%.  The decrease in the cost of sales was directly associated with a reduction in the average cost of raw. Our gross margin dropped from 23.2% for the year ended December 31, 2011 to 21.5% for the year ended December 31, 2012. This decline was mainly due to the decreased gross profit rate for graphite electrodes.

Operating expenses.
Operating expenses totaled $7,275,959 for the year ended December 31, 2012, compared to $6,242,033 for the year ended December 31, 2011, an increase of $1,033,926, or approximately 16.6%.

Selling, general and administrative expenses.
Selling expenses declined from $597,802 for the year ended December 31, 2011 to $253,604 for the year ended December 31, 2012, a decrease of $344,198, or 57.6%. This was mainly due to decreased sales commission and lower shipping and handling expenses during the year ended December 31, 2012 as compared to the year ended December 31, 2011, which was a result of lower sales.

Our general and administrative expenses consist of salaries, office expenses, utilities, business travel, amortization expenses, public company expenses (including legal expenses, accounting expenses and investor relations expenses) and stock compensation. General and administrative expenses were $6,785,273 for the year ended December 31, 2012, compared to $5,420,157 for the year ended December 31, 2011, an increase of $1,365,116, or 25.2%. The increase in general and administrative expenses was mainly due to increased bad debt expenses offset by decreased third party consulting expenses and property tax expenses for the year ended December 31, 2012 compared to the year ended December 31, 2011. The company appropriately accrued property tax for the fiscal year ended December 31, 2011 for all owned land regardless of the purpose of the land. However, in 2012, at the completion of the construction on the land, the government exempted property taxes related to land that was used for planting green plants and not used for business operations. Therefore, as of December 31, 2012, the company reversed the property tax expenses that were previously accrued and subsequently exempted. In addition, the company incurred $258,500 and $1,338,150 for stock based compensation during the years ended December 31, 2012 and 2011, respectively.

Depreciation and amortization expenses.
Depreciation and amortization expenses totaled $3,298,709 for the year ended December 31, 2012, compared to $1,803,770 for the year ended December 31, 2011, an increase of $1,494,939, or approximately 82.9%. For the year ended December 31, 2012, depreciation and amortization was allocated between costs of goods sold and selling, general and administrative expenses in the amounts of $3,061,627 and $237,082, respectively.  For the year ended December 31, 2011, depreciation and amortization was allocated between costs of goods sold and selling, general and administrative expenses in the amounts $1,579,696 and $224,074, respectively The slight increase in depreciation and amortization expenses is a result of additional fixed assets placed in service during 2011.

Income (Loss) from operations.
As a result of the factors described above, operating loss was $(500,733) for the year ended December 31, 2012, compared to operating income of $5,342,899 for the year ended December 31, 2011, a decrease of approximately $5,843,631, or 109.4%.

Other income and expenses.
Our interest expense was $4,305,796 for the year ended December 31, 2012, compared to $3,451,034 for the year ended December 31, 2011, reflecting increased interest payments on loans from banks. We used the additional bank loans to secure additional inventory due to the rise of raw material prices. Other income, which consisted of government grants, was $1,651,640 for the year ended December 31, 2012, compared to $1,167,077 for the year ended December 31, 2011. Expenses from changes in the fair value of our warrants as a result of adopting ASC 820-10 was $49,557 for the year ended December 31, 2012, compared to $86,691 for the year ended December 31, 2011.

Income tax.
During the years ended December 31, 2012 and 2011, we benefited from a 100% tax holiday from the PRC enterprise tax. As a result, we had no income tax due for these periods. The enterprise income tax at the statutory rates would have been approximately $0 and $833,119, respectively, for 2012 and 2011 without consideration of adjustments on taxable income. The tax holiday is from 2008 through 2017.

Net income (loss).
As a result of the factors described above, our net loss for the year ended December 31, 2012 was $(3,561,515), compared to net income of $2,972,251 for the year ended December 31, 2011, a decrease of $6,533,766, or 219.8%.

Business Outlook

“In 2012, graphite remained as the highly demanded material for the nation's developing iron, steel, automobile, aerospace and defense industries. According to the recent graphite market report, the demand will continue to grow in the next five years. We are really proud of being the top high purity and fine grain manufacture in China.” said Donghai Yu, Chief Executive Officer of China Carbon. “I am pleased to see the launch of our new plant in 2012 which enables us to produce rounded fine grain with a diameter as large as 600 millimeters and ultra-high electrodes with a diameter as large as 800 millimeters, the highest end products available on the market in China. This created high entry batteries on the market as it requires significant amount of funds and time to develop the similar technology. Our focus of producing high-tech, high end graphite products will help further strengthen our leading position in these areas.”

“In 2013, we plan to continue concentrating on manufacturing high margin graphite products, such as high purity and fine grain graphite, to meet the increasing demands from fast growing industries. As we expect the isostatic graphite market will be recovering in the first quarter of 2014, we will also put another emphasis on developing isostatic graphite products this year, including nuclear, solar and semiconductor products, to improve our margins as well.

In regards to nuclear graphite, only graphite rods with a diameter of more than 840 millimeters and a purity of more than 99.99 percent may be used in nuclear power reactors. To date, we know of only one graphite manufacturer in China that currently produces nuclear graphite that meets the specifications of these power plants and we have produced samples that meet these standards. Recent statistics show that China's nuclear industry is forging ahead with 29 reactor projects, 4 of which have been approved since the nuclear power construction moratorium was lifted in November. This represents 40% of the world's total number of reactors under construction, significantly ahead of Russia, India, and South-Korea. Early this year, China also started the construction of the world’s first 4th generation nuclear plant in Shandong province with a $475 million budget. We see tremendous demand in this market in the near future.”

“Also, we believe graphene will be the dominant material used in many industries in the near future. It is a revolutionary technology just like the silicon that was discovered decades ago. As one of our future growth strategies, a breakthrough in this area would be decisive in distinguishing our company as the leader of this industry in China. With the strong cooperation with Hunan University, the top university in China in the area of graphite technology, we are confident that we will make further progress in 2013, and hope to solidify our position as one of China's premier graphite companies in the future.” said Donghai Yu, Chief Executive Officer of China Carbon.

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction that the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Financial Information

China Carbon Graphite Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As Of December 31, 2012 and 2011

	December 31, 2012	December 31, 2011
ASSETS

Current Assets
Cash and cash equivalents	$129,746	$521,450
Restricted cash	22,149,000	11,694,820
Accounts receivable, Net	11,239,002	12,541,321
Notes receivable	-	188,880
Advance to suppliers	1,177,462	5,921,970
Inventories	48,417,875	37,430,248
Prepaid expenses	280,779	452,730
Other receivables, net of allowance of $220,339 and $24,397, respectively	35,655	513,000
Total current assets	83,429,519	69,264,419

Property And Equipment, Net	40,964,363	36,719,595

Construction In Progress	7,324,379	6,414,847

Land Use Rights, Net	9,657,419	10,699,059
Total Assets	$141,375,680	$123,097,920

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,250,745	$1,340,498
Advance from customers	1,368,525	1,360,989
Short term bank loans	38,680,500	45,488,600
Notes payable	40,606,500	16,763,100
Other payables	630,179	3,227,067
Loan from unrelated parties	338,002	-
Dividends payable	46,816	28,099
Total current liabilities	83,921,267	68,208,353

Amount Due To A Related Party	4,795,593	5,542,855

Long Term Bank Loan	4,782,900	-

Warrant Liabilities	224,362	174,805
Total Liabilities	93,724,122	73,926,013

Redeemable convertible series B preferred stock, $0.001 par value;
3,000,000 shares authorized; 300,000 and 426,110 shares issued
and outstanding at December 31, 2012 and 2011, respectively.	360,000	511,332
Stockholders' Equity
Common stock, $0.001 par value; 100,000,000 shares authorized
25,077,518 and 22,981,408 shares issued and outstanding at
December 31, 2012 and 2011, respectively	25,077	22,981
Additional paid-in capital	18,223,781	17,054,045
Accumulated other comprehensive income	8,982,925	7,943,542
Retained earnings	20,059,775	23,640,007
Total stockholders' equity	47,291,558	48,660,575
Total Liabilities and Stockholders' Equity	$141,375,680	$123,097,920

China Carbon Graphite Group, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended December 31, 2012 and 2011

	Years ended December 31,
	2012	2011

Sales	$31,482,852	$49,846,744

Cost of Goods Sold	24,707,625	38,261,812
Gross Profit	6,775,227	11,584,932

Operating Expenses
Selling expenses	253,604	597,802
General and administrative	6,785,273	5,420,157
Depreciation and amortization	237,082	224,074
Total operating expenses	7,275,959	6,242,033

Operating Income (Loss) Before Other Income (Expense)	(500,732)	5,342,899

Other Income (Expense)
Interest expense	(4,305,796)	(3,451,034)
Other expense	(357,070)	-
Other income, net	1,651,640	1,167,077
Change in fair value of warrants	(49,557)	(86,691)
Total other expense	(3,060,783)	(2,370,648)

Net Income (Loss)	(3,561,515)	2,972,251

Preferred Stock Dividends	(18,717)	(28,099)

Net Income (Loss) Available To Common Shareholders	(3,580,232)	2,944,152

Other Comprehensive Income
Foreign currency translation gain	1,039,383	1,599,128
Total Comprehensive Income	$(2,522,132)	$4,571,379

Share Data

Basic earnings (loss) per share	$(0.15)	$0.13

Diluted earnings (loss) per share	$(0.15)	$0.13

Weighted average common shares outstanding,
basic	24,018,450	22,418,101

Weighted average common shares outstanding,
diluted	24,018,450	22,844,211

China Carbon Graphite Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2012 and 2011

	Years ended December 31,
	2012	2011
Cash flows from operating activities
Net Income (loss)	$(3,561,515)	$2,972,251
Adjustments to reconcile net cash provided by
operating activities
Depreciation and amortization	3,298,709	1,803,770
Stock compensation	258,500	1,891,600
Change in fair value of warrants	49,557	86,691
Bad debt expense	1,558,643	187,732
Change in operating assets and liabilities
Accounts receivable	1,530,015	(6,180,362)
Notes receivable	(443,800)	284,881
Other receivable	481,374	(161,882)
Advance to suppliers	3,241,924	4,588,784
Inventories	(10,122,706)	(10,224,660)
Prepaid expenses	174,686	(219,098)
Accounts payable and accrued liabilities	1,036,477	(4,423,066)
Loan from unrelated parties	333,790	-
Advance from customers	(19,028)	257,028
Taxes payable	(1,118,582)	1,481,487
Other payables	(1,632,950)	(601,585)
Net cash used in operating activities	(4,934,906)	(8,256,429)

Cash flows from investing activities
Acquisition of property and equipment	(65,945)	(5,789,966)
Construction in progress	(5,597,285)	(2,772,094)
Acquisition of land use right	(15,850)	-
Net cash used in investing activities	(5,679,080)	(8,562,060)

Cash flows from financing activities
Proceeds from issuing common stock	762,000	160,000
Proceeds from warrants exercise	-	371,714
Dividends paid for series B preferred stock	-	(32,997)
Proceeds from short-term bank loans	42,921,800	44,795,000
Payment to short-term bank loans	(50,529,800)	(34,022,500)
Proceeds from long-term bank loans	4,723,300	-
Proceeds from loans from unrelated parties	11,413,937	-
Payment of loans from unrelated parties	(11,186,898)	-
Payments to an related party	(1,673,126)	-
Proceeds from an related party	827,370	610,492
Payment for common stock not issued	(160,000)	-
Common stock shares to be issued		160,000
Restricted cash	(10,096,450)	(11,516,500)
Proceeds from notes payable	58,011,000	16,507,500
Repayment to notes payable	(34,790,750)	-
Net cash provided by financing activities	10,222,383	17,032,709

Effect of exchange rate fluctuation	(101)	10,918

Net increase (decrease) in cash	(391,704)	225,138

Cash and cash equivalents at beginning of period	521,450	296,312

Cash and cash equivalents at end of period	$129,746	$521,450

Supplemental disclosure of cash flow information

Interest paid	$4,199,529	$3,451,037
Income tax paid	$-	$-

Non-cash activities:

Preferred stock conversion to common stock	$151	$959

Reclassification of warrant liability with equity	$-	$14,993

Reclassification from construction in progress to property and equipment	$5,457,854	$7,332,116

Reclassification from accounts payable to property and equipment	$-	$(15,500)

Reclassification from notes payable to construction in progress	$634,000	$-

Investor Contact:

Renee A. Volaric, Director
RB Milestone Group LLC
(212) 661-0075 x 113
rvolaric@rbmilestone.com